Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,159,287,807.00	0.0001531	$ 177,486.96
Fees Previously Paid
	Total Transaction Valuation:	$ 1,159,287,807.00
	Total Fees Due for Filing:			$ 177,486.96
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 177,486.96
Offering Note
[1]	Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of June 22, 2025, by and among SpartanNash Company (the "Company"), New Mackinac HoldCo, Inc., Mackinac Merger Sub, Inc. and C&S Wholesale Grocers, LLC. (1) Aggregate number of securities to which transaction applies: As of the close of business on July 11, 2025, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 43,096,201, which consists of (a) 33,858,092 shares of Common Stock, which number includes 99,827 Company Restricted Stock Awards; (b) 856,996 shares of Common Stock underlying outstanding Company RSU Awards; (c) 2,069,696 shares of Common Stock underlying outstanding Company PSU Awards (assuming the achievement of applicable performance conditions at the maximum level); (d) 744,564 shares of Common Stock that may be issuable pursuant to Company RSU Awards and Company PSU Awards that may be granted prior to the Effective Time; (e) 129,581 shares of Common Stock reserved and available for issuance under the Company ESPP and (f) 5,437,272 shares of Common Stock issuable in connection with exercise of the Company Warrants (which assumes the maximum number of shares that may be issued upon exercise of the Company Warrants). (2) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filling fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of the close of business on July 11, 2025, the underlying value of the transaction was calculated as the sum of (a) the product of 33,858,092 shares of Common Stock and the per share merger consideration of $26.90; (b) the product of 856,996 shares of Common Stock underlying outstanding Company RSU Awards and the per share merger consideration of $26.90; (c) the product of 2,069,696 shares of Common Stock underlying outstanding Company PSU Awards and the per share merger consideration of $26.90 (assuming the achievement of applicable performance conditions at the maximum level); (d) the product of 744,564 shares of Common Stock that may be issuable pursuant to Company RSU Awards and Company PSU Awards that may be granted prior to the Effective Time and the per share merger consideration of $26.90; (e) the product of 129,581 shares of Common Stock reserved and available for issuance under the Company ESPP and the per share merger consideration of $26.90 and (f) the product of 5,437,272 shares of Common Stock issuable in connection with exercise of the Company Warrants (which assumes the maximum number of shares that may be issued upon exercise of the Company Warrants) and the per share merger consideration of $26.90 (such sum, the "Total Consideration"). (3) In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the Total Consideration by 0.00015310.